Exhibit 99.1

PDS Biotech Announces Exclusive Global License Agreement for Investigational IL-12 Tumor-Targeted Cytokine from Merck KGaA, Darmstadt, Germany

PDS Biotech bolsters immuno-oncology portfolio with a clinical-stage product synergistic with its Versamune® platform

PDS Biotech to host conference call and webcast on Tuesday, January 3, 2023, at 8:00 AM EST

FLORHAM PARK, N.J., January 3, 2023 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, today announced an exclusive global license agreement with Merck KGaA, Darmstadt, Germany for the tumor-targeting IL-12 fusion protein M9241 (formerly known as NHS-IL12), which will join the pipeline as PDS0301. M9241 appears to enhance the proliferation, potency and longevity of T cells in the tumor.  The combination of Versamune® and IL-12 is patented by PDS Biotech and is designed to overcome tumor immune suppression utilizing a different mechanism from checkpoint inhibitors.

Under the terms of the agreement, PDS Biotech will receive from Merck KGaA, Darmstadt, Germany an exclusive license to M9241.  PDS Biotech will assume responsibility for future development, commercialization, and manufacturing of M9241.

Under the terms of the agreement, Merck KGaA, Darmstadt, Germany will receive an upfront cash payment of $5 million and will be entitled to up to $11 million in development and regulatory milestone payments including first commercial sales for the first 2 indications, and up to $105 million in commercial milestones, and a 10% royalty on future sales of M9241 with standard step-down provisions.  Merck KGaA will receive 378,787 shares of PDS Biotech’s common stock having a value of $5 million, based on the closing price of PDS Biotech’s common stock on December 30, 2022.

“We are pleased to have partnered with Merck KGaA, Darmstadt, Germany to advance the development of M9241, a highly innovative cytokine therapy,” said Dr. Frank Bedu-Addo, PDS Biotech CEO. “Under the licensing arrangement between Merck KGaA, Darmstadt, Germany and PDS Biotech, assumption of an equity stake by Merck KGaA, Darmstadt, Germany in PDS Biotech further confirms the potential of the Versamune® platform and the data generated to date with this combination therapy. I’d like to thank the Merck KGaA, Darmstadt, Germany team for their support of PDS Biotech’s mission to potentially offer more cancer patients improved treatment options.”

M9241 was studied in a novel triple combination at the National Cancer Institute in a Phase 2 trial (NCT04287868) in combination with PDS0101, a Versamune® based HPV16-targeted immunotherapy, and bintrafusp alfa, a bifunctional fusion protein targeting two independent immunosuppressive pathways (PD-L1 and TGF-β). The triple combination was studied in checkpoint inhibitor (CPI)-naïve and -refractory patients with advanced HPV-positive anal, cervical, head and neck, vaginal, and vulvar cancers who have failed prior therapy.

Data highlights for patients who had failed prior treatments including CPIs:
•	Median overall survival for treated patients is 21 months in 29 CPI refractory patients. The reported historical median OS in patients with CPI refractory disease is 3-4 months.

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63% (5/8) of treated patients with the optimal dose combination had significant tumor shrinkage of over 30% (objective response). With the standard of care, the reported percentage of patients having an objective response is less than 10%.

•	79% (11/14) of treated patients demonstrated a greater than two-fold increase in HPV16-targeted T cells.

Results for patients who had failed prior treatments but were CPI-naïve also continue to appear to be encouraging:
•	88% (7/8) of CPI naïve patients had an objective response.
•	38% (3/8) of responders had a complete response.
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In CPI naïve subjects, 75% (6/8) remain alive at a median follow-up of 27 months.  As a result, median OS has not yet been reached.  Historically median OS for similar patients with platinum experienced CPI naïve disease is 7-11 months.

PDS Biotech has a scheduled meeting with the Food and Drug Administration (FDA) to discuss a registrational trial for investigating the triple combination of M9241, PDS0101 and a checkpoint inhibitor in recurrent/metastatic HPV-positive cancers.

Dr. Lauren V. Wood, Chief Medical Officer at PDS Biotech, commented, “M9241 seems to be unique in its ability to target the tumor’s microenvironment and appears to further promote proliferation of Versamune®-induced T cells in the tumors while also potentially enhancing the killing potency of the T cells. With the addition of M9241 to our Versamune®-based pipeline products, our goal is to develop and achieve checkpoint inhibitor-agnostic and independent combinations in advanced cancers. We look forward to expanding clinical development of our novel investigational combination products.”

Conference Call and Webcast
PDS Biotech will host a conference call and webcast on Tuesday, January 3, 2023, beginning at 8:00 AM EST. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and reference conference ID 13734890. To access the webcast, please use the following link. The event will be archived in the investor relations section of PDS Biotech’s website for six months.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune® and Infectimune™ T cell-activating technology platforms. We believe our targeted Versamune® based candidates have the potential to overcome the limitations of current immunotherapy by inducing large quantities of high-quality, potent polyfunctional tumor specific CD4+ helper and CD8+ killer T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the potential to reduce tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV-expressing cancers in multiple Phase 2 clinical trials. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0301
PDS0301 is a tumor-targeting IL-12 that enhances the proliferation, potency and longevity of T cells in the tumor. Together with Versamune® based immunotherapies, PDS0301 works to promote a targeted T cell attack against cancers and also overcome tumor-induced immune suppression. Clinical data suggest this combination may demonstrate significant disease control by shrinking tumors and/or prolonging survival in recurrent/metastatic cancers with poor survival prognosis. A National Cancer Institute-supported Phase 2 clinical study of PDS0301 in a triple combination therapy is being conducted in checkpoint inhibitor refractory patients with multiple advanced HPV-associated cancers.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the success of the Company’s license agreements, including the potential for the clinical and nonclinical data available under the Company’s exclusive license agreement with Merck KGaA to aid in the development of the Versamune® platform; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contacts:
Bill Borden
Tiberend Strategic Advisors
Phone: +1 (732) 910-1620
Email: bborden@tiberend.com

Dave Schemelia
Tiberend Strategic Advisors
Phone: +1 (609) 468-9325
Email: dschemelia@tiberend.com